EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-176055 on Form S-3 of our reports dated February 21, 2013, relating to the consolidated financial statements of National CineMedia, Inc. and subsidiary and the effectiveness of National CineMedia, Inc. and subsidiary’s internal control over financial reporting appearing in the Annual Report on Form 10-K of National CineMedia, Inc. and subsidiary for the year ended December 27, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

July 1, 2013